NEWS RELEASE

FOR IMMEDIATE RELEASE                      Stock Symbol: BFSB
July 31, 2008                              Traded on Nasdaq Global Market

CONTACTS:
Angelo J. Di Lorenzo                       Richard A. Kielty
Vice Chairman and Chief Executive Officer  President and Chief Operating Officer
                                 (718) 855-8500


               BROOKLYN FEDERAL BANCORP, INC. ANNOUNCES OPERATING
            RESULTS FOR THE THIRD QUARTER OF FISCAL 2008 AND A 42.9%
           INCREASE IN ITS QUARTERLY CASH DIVIDEND TO $0.10 PER SHARE


BROOKLYN, N.Y. - July 31, 2008 - Brooklyn Federal Bancorp, Inc. (the "Company") (Nasdaq Global Market: BFSB), the holding company of Brooklyn Federal Savings Bank (the "Bank"), today reported net income of $1.4 million for the quarter ended June 30, 2008 compared to net income of $1.2 million for the same period in 2007. The Company reported basic and diluted earnings per common share of $0.11 for the quarter ended June 30, 2008 compared to basic and diluted earnings per common share of $0.09 for the quarter ended June 30, 2007.

On July 15, 2008 the Company's Board of Directors approved a cash dividend of $0.10 per share of common stock. The Company previously paid a cash dividend of $0.07 per share of common stock on May 29, 2008. The dividend will be paid to stockholders of record as of August 15, 2008, payable on August 29, 2008.

The Company also reported net income of $4.1 million for the nine months ended June 30, 2008, an increase of $1.5 million, or 59.0%, compared to $2.6 million for the same period ended June 30, 2007. Basic and diluted earnings per common share were both $0.32 for the nine months ended June 30, 2008 and $0.20 for the nine months ended June 30, 2007.

Total assets at June 30, 2008 were $453.1 million, an increase of $62.7 million, or 16.1%, compared to total assets of $390.4 million at September 30, 2007. The increase was primarily due to increases in loans held-for-sale of $51.5 million, or 87.1%, to $110.7 million at June 30, 2008 from $59.2 million at September 30, 2007, net loans receivable of $5.6 million, or 2.5%, to $231.1 million at June 30, 2008 from $225.5 million at September 30, 2007, cash and due from banks of $3.9 million, or 73.0%, to $9.3 millions at June 30, 2008 from $5.4 million at September 30, 2007, securities investments, which include securities available-for-sale and held-to-maturity, of $2.2 million, or 2.9%, to $80.2 million at June 30, 2008 from $78.0 million at September 30, 2007, Federal Home Loan Bank ("FHLB") of New York stock of $934,000, or 90.5%, to $2.0 million at

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

June 30, 2008 from $1.0 million at September 30, 2007, other assets, which include accrued interest receivable, premises and equipment, bank owned life insurance, prepaid and other assets of $891,000, or 5.1% to $18.4 million at June 30, 2008 from $17.5 million at September 30, 2007, offset in part by a decrease in investments in certificates of deposit of $2.5 million, or 64.1%, to $1.4 million at June 30, 2008 from $3.9 million at September 30, 2007.

Total deposits increased by $45.7 million, or 15.9%, to $332.9 million at June 30, 2008 from $287.2 million at September 30, 2007. The increase was primarily due to increases in certificates of deposit of $32.3 million, or 19.8%, to $195.1 million at June 30, 2008 from $162.8 million at September 30, 2007, interest-bearing deposits, which includes savings accounts, NOW accounts and money market accounts, of $10.9 million, or 10.1%, to $119.2 million at June 30, 2008 from $108.3 million at September 30, 2007 and non-interest bearing deposits of $2.5 million, or 15.9%, to $18.5 million at June 30, 2008 from $16.0 million at September 30, 2007. Total borrowings, which represent short-term and long-term FHLB of New York advances, increased by $16.3 million, or 176.6%, to $25.6 million at June 30, 2008 from $9.3 million at September 30, 2007. Advance payments by borrowers for taxes and insurance, accrued expenses and other liabilities decreased by $342,000, or 3.9%, to $8.4 million at June 30, 2008 from $8.7 million at September 30, 2007. Stockholders' equity increased by $959,000, or 1.1%, to $86.2 million at June 30, 2008 from $85.3 million at
September 30, 2007. The increase was primarily due to the addition of net income, offset in part by the implemented stock buy back programs and the payments of cash dividends.

COMPARISON OF OPERATING RESULTS FOR THE QUARTERS ENDED
JUNE 30, 2008 AND 2007

Total net interest income before provision for loan losses increased $339,000, or 8.0%, to $4.5 million for the quarter ended June 30, 2008 compared to $4.2 million for the quarter ended June 30, 2007. The primary reasons for the increase was increased interest income for the quarter ended June 30, 2008 of $149,000, or 2.2%, to $7.0 million compared to $6.9 million for the comparable quarter in 2007 and decreased interest expense of $190,000, or 7.2%, to $2.5 million for the quarter ended June 30, 2008 from $2.7 million for the quarter ended June 30, 2007.

The average balance of net loans, including loans held-for-sale, increased $38.6 million, or 13.4%, to $326.5 million for the quarter ended June 30, 2008 compared to $287.9 million for the quarter ended June 30, 2007. The total average balance of the Company's securities and other interest-earning assets decreased $8.0 million, or 8.4%, to $86.9 million for the quarter ended June 30, 2008 compared to $94.9 million for the comparable period in 2007. The Company continued to deploy the funds from repayments in its securities portfolio, net deposit inflows and borrowing proceeds primarily into mortgage loan products. The average balance of total interest-earning assets increased $30.6 million, or 8.0%, to $413.5 million for the quarter ended June 30, 2008 compared to $382.9 million for the comparable quarter in 2007. The average yield on total interest-earning assets decreased 39 basis points to 6.79% for the quarter ended

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June 30, 2008 compared to 7.18% for the  comparable  period in 2007. The average balance of deposits, which includes savings accounts, money market, NOW accounts and certificates of deposit, increased by $34.3 million, or 12.9%, to $300.7 million for the quarter ended June 30, 2008 compared to $266.4 million for the same quarter in 2007. The average balance of borrowings, which includes short and long term advances from the FHLB of New York, decreased by $6.0 million, or 24.3%, to $18.8 million for the quarter ended June 30, 2008 compared to $24.8 million for the quarter ended June 30, 2007. The average cost of total interest-bearing liabilities decreased 56 basis points to 3.09% for the quarter ended June 30, 2008 from 3.65% for the same quarter in 2007.

The loan loss provision decreased by $7,000, to a recovery of $7,000 for the quarter ended June 30, 2008 compared to no provision for the quarter ended June 30, 2007.

Non-interest income decreased by $56,000, or 8.0%, to $640,000 for the quarter ended June 30, 2008 from $696,000 for the same quarter in 2007. This decrease was primarily due to an initial $582,000 impairment charge taken on the Bank's investment in a mutual fund that invests primarily in agency and private label mortgage backed securities. The market values of the fund's holdings have been steadily decreasing which has caused a corresponding decrease in the fund's net asset value. In addition, the fund has recently implemented a temporary prohibition on cash redemptions, lessening the ability of the Bank to dispose of its remaining $4.3 million investment in this asset. The Company will continue to evaluate this investment and if the market value of such investment declines further and remains depressed for a substantial period of time, the Company will evaluate the investment for other-than-temporary impairment at that time. The Company also experienced reductions in loan servicing and miscellaneous loan fees of approximately $51,000 and depositor related fees of $8,000, offset in part by increases in syndicated loan fees of $331,000, bank owned life insurance income and proceeds of $235,000, net gain on sale of loans held-for-sale of $3,000 and miscellaneous income of $16,000.

Non-interest expense decreased by $45,000, or 1.5%. The Company's non-interest expense for the quarters ended June 30, 2008 and 2007 was $3.0 million. The decrease was mainly due to decreases in compensation and benefit expense of $239,000, professional fees of $106,000, offset in part by increases in occupancy and equipment expense of $123,000, data processing fees of $15,000 and other expense of $162,000.

Provision for income taxes increased by $107,000, or 16.1%, to $773,000 for the quarter ended June 30, 2008 compared to a $666,000 for the same quarter in 2007. The primary reason for the increase was increased taxable income before income taxes.

COMPARISON OF OPERATING RESULTS FOR THE NINE MONTHS ENDED
JUNE 30, 2008 AND 2007

Net interest income before provision for loan losses decreased $99,000, or 0.8%, to $12.9 million for the nine months ended June 30, 2008 from $13.0 million for the same period in 2007. The primary reason for the decrease was decreased interest income of $509,000, or 2.4%, to $20.6 million for the nine months ended June 30, 2008 from $21.1 million for the same period in 2007, offset by a

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

decreased interest expense of $410,000, or 5.1%, to $7.7 million for the nine months ended June 30, 2008 from $8.1 million for the same period in 2007.

The average balance of net loans, including loans held-for-sale, increased $20.1 million, or 7.0%, to $309.0 million for the nine months ended June 30, 2008 from $288.9 million for the same period in 2007. The Company continues to utilize repayments on its securities portfolio and net deposit inflows primarily into mortgage loan products. The total average balance of the Company's securities and other interest-earning assets decreased $10.9 million, or 11.1% to $87.4 million for the nine months ended June 30, 2008 compared to $98.3 million for same period in 2007. The average yield on total interest-earning assets decreased 34 basis points to 6.91% for the nine months ended June 30, 2008 from 7.25% for the same period in 2007. The average balance of interest-bearing deposits, which includes savings accounts, money market accounts, NOW accounts and certificates of deposit, increased $24.3 million, or 9.3%, to $286.7 million for the nine months ended June 30, 2008 from $262.4 million for the same period in 2007. The average balance of borrowings, which includes short and long term FHLB of New York advances, decreased $16.7 million, or 50.2%, to $16.5 million for the nine months ended June 30, 2008 from $33.2 million for the same period in 2007. The average cost of total interest-bearing liabilities decreased 27 basis points to 3.38% for the nine months ended June 30, 2008 from 3.65% for the same period in 2007.

The loan loss provision increased $109,000, to $113,000 for the nine months ended June 30, 2008 from $4,000 for the same period in 2007. The primary reasons for this increase were increased loan production in the one- to four-family mortgage loan and commercial mortgage loan portfolios.

Non-interest income increased $125,000, or 6.0%, to $2.2 million for the nine months ended June 30, 2008 from $2.1 million for the period ended in 2007. The primary reasons for the increase were the increases in the net gain on sale of mortgage loans of approximately $214,000, loan syndication fees of $378,000 and bank owned life insurance income and proceeds of $245,000 and miscellaneous fees and other income of $8,000, offset in part by the initial $582,000 other-than-temporary charge, previously discussed, on the Bank's mutual fund investment and reductions in loan servicing and other loan fees of $123,000 and depositor related fees of $15,000.

Non-interest expense decreased $2.7 million, or 24.1%, to $8.5 million for the nine months ended June 30, 2008 from $11.2 million for the same period in 2007. The decrease is primarily due to expense reductions in compensation and fringe benefits of $2.9 million, professional fees of $167,000, data processing fees of $52,000, offset in part by an increase in occupancy and equipment expense of $257,000 and other expense of $160,000.

Provision for income taxes increased $1.1 million, or 82.6%, to $2.4 million for the nine months ended June 30, 2008 from $1.3 million for the same period in 2007. The primary reason for the increase is increased income before income

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

taxes. The effective income tax rate was 36.7% for the nine months ended June 30, 2008 compared to 33.6% for the same period in 2007.

STOCK REPURCHASE PROGRAMS

In March 2008 the Company's Board of Directors authorized a $3.0 million stock repurchase program. The Company is currently repurchasing shares and as of June 30, 2008, the Company had repurchased 145,120 shares, at an average cost of $12.46 per share, with a total cost of approximately $1.8 million as part of this repurchase program.

Brooklyn Federal Savings Bank operates five banking offices, two located in Brooklyn, one in Nassau County and two in Suffolk County, New York. The Bank opened its fifth banking office, located in Commack, Suffolk County, New York, on April 30, 2008. Additional financial data for the quarter and nine months ended June 30, 2008 may be found in Brooklyn Federal Bancorp's Quarterly Report on Form 10-Q, which will be filed with the Securities and Exchange Commission.

This press release may contain certain "forward-looking statements" which may be identified by the use of such words as "believe," "expect," "intend," "anticipate," "should," "planned," "estimated," and "potential." Examples of forward-looking statements include, but are not limited to, estimates with respect to our financial condition, results of operations and business that are subject to various factors which could cause actual results to differ materially from these estimates and most other statements that are not historical in nature. These factors include, but are not limited to, general and local economic conditions, changes in interest rates, deposit flows, demand for mortgage and other loans, real estate values, and competition; changes in accounting principles, policies or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services.

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




                              FINANCIAL HIGHLIGHTS
                                                                                 At June 30,         At September 30,
                                                                                     2008                  2007
                                                                             ------------------    ------------------
                                                                                           (In thousands)
Selected Financial Condition Data:

Total assets                                                                 $     453,149         $     390,434
Cash and due from banks                                                              9,336                 5,398
Certificates of deposit                                                              1,397                 3,890
Securities available-for-sale                                                        4,300                 4,601
Securities held-to-maturity                                                         75,924                73,354
Loans held-for-sale                                                                110,685                59,153
Loans receivable, net                                                              231,111               225,467
Deposits                                                                           332,885               287,155
Borrowings                                                                          25,639                 9,271
Stockholders' equity                                                                86,218                85,259

                                                               For the Three Months Ended                  For the Nine Months Ended
                                                                        June 30,                                    June 30,
                                                       ------------------------------------     -----------------------------------
                                                               2008              2007                    2008             2007
                                                          -------------    ----------------     ---------------      --------------
                                                       (In thousands, except per share data)  (In thousands, except per share data)
Selected Operating Data:

Interest income                                        $       7,022         $       6,873         $      20,555     $      21,064
Interest expense                                               2,465                 2,655                 7,686             8,096
                                                       -------------         -------------         -------------     -------------
    Net interest income before provision for loan losses       4,557                 4,218                12,869            12,968
Provision for (recovery of) loan losses                           (7)                    -                   113                 4
                                                       --------------        -------------         -------------     -------------
    Net interest income after provision for loan losses        4,564                 4,218                12,756            12,964
Non-interest income                                              640                   696                 2,205             2,080
Non-interest expense                                           2,993                 3,038                 8,474            11,158
                                                       -------------         -------------         -------------     -------------
Income (loss) before income taxes                              2,211                 1,876                 6,487             3,886
Provision for (benefit of) income taxes                          773                   666                 2,383             1,305
                                                       -------------         -------------         -------------     -------------
    Net income                                         $       1,438         $       1,210                $4,104     $       2,581
                                                       =============         =============         =============     =============

    Basic earnings (loss) per common share             $        0.11         $        0.09         $        0.32     $        0.20
    Diluted earnings (loss) per common share           $        0.11         $        0.09         $        0.32     $        0.20

                                                            At or For the Three Months Ended        At or For the Nine Months Ended
                                                                        June 30,                                June 30,
                                                           ----------------------------------      --------------------------------
                                                                 2008                  2007              2008                2007
                                                              ----------          -----------       ------------         ----------
Selected Financial Ratios:

Performance Ratios:
Return on average assets (1)                                    1.32%                 1.21%                 1.31%             0.85%
Return on average equity (1)                                    6.63%                 5.73%                 6.37%             4.16%
Interest rate spread (2)                                        3.70%                 3.53%                 3.53%             3.60%
Net interest margin (1) (3)                                     4.41%                 4.41%                 4.33%             4.47%
Efficiency ratio (4)                                           57.59%                61.82%                56.22%            74.15%
Non-interest expense to average to total assets(1)              2.76%                 3.03%                 2.71%             3.68%
Average interest-earning assets to
         average interest-bearing liabilities                 129.37%               131.44%               130.70%           130.98%

Asset Quality Ratios:
Non-performing assets as a percent of total assets              0.00% (5)             0.02%
Non-performing loans as a percent of total loans                0.00% (5)             0.02%
Allowance for loan losses as a percent of total loans           0.56%                 0.61%

Other Data:
Number of full service offices                                     5                     4                     5                 4


(1)  Ratio  is  annualized.
(2) Represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities for the period.
(3) Represents net interest income as a percent of average interest-earning assets for the period.
(4) Represents non-interest expense divided by the sum of net interest income and non-interest income.
(5)  Less than 0.01%